EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

     UMPQUA HOLDINGS ANNOUNCES CLOSING OF $258.7 MILLION
 UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK, INCLUDING EXERCISE OF
UNDERWRITERS’ OVER-ALLOTMENT OPTION

PORTLAND, Ore. – August 19, 2009 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments (U.S.), Inc. has raised $258.7 million through its previously announced underwritten public offering by issuing 26,538,461 shares of the Company’s common stock, including 3,461,538 shares pursuant to the underwriters’ over-allotment option, at a price of $9.75 per share. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $245.6 million.

“Our success in completing this common stock offering validates the strength of our organization and the value of our long-term growth strategy,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “This additional capital adds to our already strong capital levels, and will provide significant flexibility to respond to organic and acquisition growth opportunities.”

The net proceeds from the offering will qualify as tangible common equity and Tier 1 capital and will be used for general corporate purposes, which may include capital to support growth and acquisition opportunities and to position the Company for eventual redemption of preferred stock issued to the U.S. Treasury under the Capital Purchase Program.

J.P. Morgan Securities Inc. acted as the sole book-running manager. D.A. Davidson & Co., Fox-Pitt Kelton Cochran Caronia Waller and Keefe, Bruyette & Woods, Inc. were co-managers.

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 150 locations between Napa, Calif., and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments (U.S.), Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Bank's Private Bank Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore.

Umpqua Holdings Corporation Announces Closing of $258.7 Million Underwritten Public Offering of Common
Stock, Including Exercise of Underwriters’ Over-Allotment Option
August 19, 2009

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about our intended use of the capital we raised. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, deterioration in the economy or our loan portfolio, lack of acquisition opportunities and inability to repay TARP Series A Preferred Stock, each of which could alter our intended use of the capital.